Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Sarah Cassella Manager External Communications T - (412) 433-6777 E - sacassella@uss.com	Investors/Analysts Dan Lesnak General Manager Investor Relations T - (412) 433-1184 E - dtlesnak@uss.com

For Immediate release
STEPHEN J. GIRSKY ELECTED TO U. S. STEEL BOARD OF DIRECTORS

PITTSBURGH, April 27, 2016 - United States Steel Corporation (NYSE: X) today announced that Stephen J. Girsky was elected to the company’s Board of Directors at yesterday’s Annual Meeting of Stockholders. His term as a Director became effective April 26, 2016.
Girsky is President of S.J. Girsky & Company, an independent advisory firm, where he advises senior corporate and board executives, labor leaders, OEM leaders, suppliers and dealers, and policy makers. He has been a member of the General Motors Board of Directors since 2009 and has served as a Senior Advisor to General Motors Company (GM) since 2014. Girsky is also a Director at Valens Semiconductor Ltd., a provider of semiconductor products for the distribution of uncompressed high-definition multimedia content. His extensive career includes more than 25 years of experience in the automotive industry.
Girsky previously served as GM Vice Chairman from 2010-2014, during which time he oversaw global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC and global research and development while also serving as Chairman of the Adam Opel AG Supervisory Board. From 2011-2013, Girsky also held responsibility for GM’s global purchasing and supply chain function.
Prior to his years at GM, Girsky was President of Centerbridge Industrial Partners, an affiliate of

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Centerbridge Partners, L.P., and a multibillion-dollar investment fund. He also served as an advisor to the United Auto Workers from 2008-2009 and as a special advisor to the CEO and CFO of GM from 2005-2006. Earlier in his career, Girsky held automotive equity research roles at Morgan Stanley and PaineWebber.
Girsky earned a bachelor’s degree in mathematics from the University of California at Los Angeles and a master’s degree in business administration from the Harvard Business School.

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